Exhibit 5

In-House Legal Services, PLLC

4456 Corporation Lane, Suite 345

Virginia Beach, VA 23462

October 23, 2012

Premier Exhibitions, Inc.

3340 Peachtree Road, N.E., Suite 900

Atlanta, Georgia 30326

Re:	Premier Exhibitions, Inc. Registration Statement on Form S-8 – Premier Exhibitions, Inc. 2009 Equity Incentive Plan

Ladies and Gentlemen:

Premier Exhibitions, Inc. (“Premier Exhibitions”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock, par value $0.0001 per share, of Premier Exhibitions (“Common Shares”) to be issued from time to time pursuant to the terms of the Premier Exhibitions, Inc. 2009 Equity Incentive Plan, as amended (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.

In rendering this opinion, we have examined (a) the Articles of Incorporation, as amended, and Amended and Restated Bylaws, last amended and restated as of October 18, 2012, of Premier Exhibitions, (b) the Plan, and (c) such other records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:

(1) Premier Exhibitions is a corporation validly organized and existing and in good standing under the laws of the State of Florida.

(2) When issued pursuant to the Plan, the Common Shares that are the subject of the Registration Statement and that constitute original issue shares will be legally issued, fully paid, and non-assessable.

We hereby consent to being named in the Registration Statement, and in the prospectus related thereto, as counsel for Premier Exhibitions who has opined as to the legality of the Common Shares that are the subject of the Registration Statement. We further consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

In-House Legal Services, PLLC

/s/ Tina P. Bingham
Tina P. Bingham